EXHIBIT 99.2

American Eagle Outfitters, Inc.
First Quarter 2008
Conference Call Transcript dated May 28, 2008

Operator

Greetings and welcome to the American Eagle Outfitters first quarter earnings conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation.

(OPERATOR INSTRUCTIONS)  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you, Ms. Meehan, you may begin.

Judy Meehan - American Eagle Outfitters Inc - VP of Investor Relations

Good morning, everyone.

Joining me today are Jim O'Donnell, Chief Executive Officer; Susan McGalla, President and Chief Merchandising Officer; and Joan Hilson, Executive Vice President and Chief Financial Officer, AE Brand. If you need a copy of our first quarter press release, it is available on our website, ae.com.

Before we begin, I need to remind everyone that during this conference call, members of management will make certain forward looking statements based upon information which represent the company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs, based on risk factors included in our quarterly and annual reports filed with the SEC.

Now, I will turn the call over to Jim.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thanks, Judy, and good morning.

In the first quarter, we faced a number of challenges both internal and external. I'm not pleased with our first quarter results. However, we are moving quickly to strengthen the business. I am pleased with the progress we are making, which we are going to address today.

First, I will review the results for the quarter. While sales were up 5%, comparable store sales declined 6%; this was well below our original plan. The weakness area was AE girls, resulting in significant markdowns and impacting profitability. Net income declined 44% and EPS was down 40%.

These results aside, there were a number of positives in the quarter that I would like to mention. Our guys business continued to perform well, producing a comp increase. We made progress in key girl categories and we successfully cleared through our denim line. We saw strong performance from our new AE stores. They continue to generate a year one ROI of over 65%.

As I look ahead, I see the potential of approximately 100 additional AE stores in North America. Our direct business continues to demonstrate excellent growth and performance. First quarter sales were up 29%, with a strong profit contribution. We see increasing growth and great potential for our aerie brand, and we are moving full speed ahead with 80 new stand-alone stores opening this year. We are getting prime locations and attractive rents, combined with tenant allowances. The new stand-alone store volume is entirely incremental. For example, we downsize aerie merchandise in the AE store when we open a stand-alone store in the same mall. We successfully replace that volume with our expanded girls apparel. We see no deceleration in the AE stores' comp performance.

Now looking ahead, we entered the second quarter in a better position for the current economic environment and our internal challenges. An example, we reduced our inventories for the second quarter and the duration of the year, and we have made comprehensive reductions in our operating expenses. Further, we have a strong plan and have laid the groundwork for improvements to our flagship AE brand, which Susan will review in detail.

Now a word on Martin and Osa. We're pleased by our recent performance. Of 22 stores now operating, several locations have been operating for more than a year. In the first quarter, same-store sales for the seven stores increased more than 50% against modest sales levels for last year. Merchandise improvements and accessible price points are driving the sales gain. We have experienced increases in traffic and higher conversion rates. Recent results are encouraging, and we see a meaningful market opportunity for Martin and Osa. Our goal is to achieve a four wall break-even for the fourth quarter. We will continue to closely monitor the performance of this business. However, given the current economic environment we are proceeding cautiously.

Lastly, we continue to make progress on 77kids. This new concept is being built to leverage our organization and the power of the AE brand. This October we will launch the e-commerce site. This will enable us to gain insights into our brand positioning and our target customers, so we can fine tune our brand offerings before we invest in brick and mortar.

In summary, we are responding to the challenges and making the necessary improvements to our business. I have confidence in our plans, which I believe will position us to deliver long-term profitable growth.

Now here is Susan.

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

Good morning, everyone, Thanks for joining us.

I will start with a brief recap of the first quarter. It was a good quarter for AE guys but a tough one for our girls business. Our guys business achieved a 3% comp increase. We saw strength across most categories, including denim, fleece, woven shirts and graphics. However, our AE girls business was challenging in the first quarter, with an 11% comp decline. Accessories and bottoms, including pants, shorts and denim, were the most difficult areas. The shorts business got off to a very late start this spring. We believe our styles are on trend, but the timing of spring breaks combined with cool weather contributed to inconsistent results to date.

Now, let's look at denim. As we typically do, we were exiting our denim assortment in the first quarter to make way for our new collection. A few of the new styles arrived in stores last week, with the majority of the new collection hitting in early July with our back-to-school floor set. However, this year the significant change in the denim fashion cycle made this transition a bit more difficult. This contributed to the high level of markdowns taken in this category. With that said, we successfully cleared through and entered the second quarter with our denim inventory on plan.

Now, regarding accessories, we were most disappointed with our handbag assortment, and downtrending flip flop business. On the positive side in women's, we are continuing to see stronger performance in graphics, bare knits, sweaters, fleece and dresses. That's a result of our focus on girls' tops and on-trend execution. We are implementing our plan to improve the performance of the AE brand, specifically in girls, by focusing on a strong value message and trend point of view. We are determined to maintain and build on the strength of the AE brand with our target customer. To that end, we embarked on a national research initiative, which gave us in-depth realtime intelligence on the mindset of our customer today. Our customers confirmed that value is an important component of the AE brand. We are reinventing the way we offer value based on changes in what is important to our customers. In the past, we focused primarily on delivering value and essentials.

Going forward, we are expanding value offerings to include fashion items as well. To be clear, we are not changing what is working in value; rather, we are adjusting to meet our customers' evolving needs. It is important to note that this is not about the lowest price for AE. It's about a strong price-to-quality equation that delivers value at our ticket prices. We also see an opportunity to become a 24-hour brand, offering greater versatility in outfitting that takes our customers from day to night.

As we look ahead to back-to-school and fall, we are encouraged by emerging new trends and how we are interpreting them for the AE brand. For example, there are new trends incorporating long and lean silhouettes. They are conducive to layering and they lend themselves to easy outfitting. At the same time the trends are both fresh and aspirational, giving customers a new reason to buy. In our new back-to-school denim line, four of the six for girls are new. In guys, two of the four fits are new. There is a wide range of washes, new silhouettes and fashion details. I'm confident in this collection, which is a strong representation of fashion newness that has tested well with our customers.

I mentioned the 24-hour customer lifestyle, and that brings me to aerie. aerie essentially picked up where AE leaves off with our girl. In aerie, bras and undies are volume destination categories, and we are pleased with these businesses. For back-to-school, we will launch an incentive program designed to build customer loyalty and create repetitive store visits. For the balance of this year and in preparation for the future, we continue to focus on product innovation and category development as we aggressively build the aerie brand.

Finally, a brief update on marketing, which reflects our customer focus and commitment to relevancy. Beginning with back-to-school, you will see intensified marketing support of our product and value message. This will be prominent from the lease line to in-store to online. We have refreshed our creative point of view and photographic style. While still very much in line with the AE heritage, the new creative direction is distinctive and fresh. To support denim, we've created a major in-store marketing event planned to highlight our new AE jeans collection.

In closing, while the first quarter was difficult, we are well under way in executing our plan. We look forward to seeing the benefits of our progress in the back half of this year.

And now I will turn the call over to Joan.

Joan Hilson - AE Brand - EVP and CFO

Thanks, Susan.

As Jim indicated, this was a tough quarter. Sales were well below our plan. And that, along with higher markdowns, pressured earnings. First quarter comparable store sales declined 6%. That compared to a 6% increase for the same period last year. Total sales were up 5%. However, we experienced a decline in traffic and lower transactions per store. The average unit retail price was down as a result of higher markdowns.

Turning to gross margin, our rate of 41.2% was a decline of 750 basis points compared to last year; the primary cause an increase in markdowns. Those markdowns were caused by two things, lower than expected sales and clearance in girls' denim as we transition to a new assortment this back-to-school. Also, within gross margin there was a modest increase in IMU. This reflected lower first cost and a reduction in shipment by air versus ocean. Rent deleveraged 140 basis points. This was due to new store openings and the first quarter comp decline. And finally, fuel surcharges resulted in higher delivery costs.

SG&A as a rate to sales was 26.5%. That compared to 25.6% in the first quarter last year. The higher rate is primarily due to the negative comp in the first quarter. We deleveraged direct compensation and benefits, services purchased, travel and communications. However, incentive compensation, advertising and supplies improved as a rate to sales. The operating margin declined 880 basis points to a rate of 10.1%. Other income decreased to $6.5 million. This is a result of lower investment balances and investment rates. EPS decreased 40% to $0.21. That compares to $0.35 last year. The diluted share count decreased by 17 million, due to our repurchases made in fiscal 2007.

Now let's look at the balance sheet. We ended the quarter with a total cash and investment balance of $705 million, including $368 million in auction rate securities. Subsequent to the quarter end, $14 million were called at par. That leaves us with a current position of $354 million. Given our strong cash flow, we expect to fully fund ongoing operations as well as capital plans related to our growth initiatives.

Inventory, excluding the direct business, decreased 17% on a cost per square foot basis at the end of the quarter. Clearance inventories were down entering the second quarter, and our total in-store inventory is consistent with our plan. Based on sales trends, we've tightened our inventory investments and we will use our flow strategy for upside opportunities. Until we see a change in business trend, we will continue with this approach. We expect second quarter ending inventory to be down in the low double digits at cost per foot.

Capital expenditures in the first quarter totaled $74 million. They were related to store growth and renovations, headquarters and distribution centers. In 2008 we expect to spend $250 to $275 million. After this year, the majority of our capital spending will relate to store growth and remodels. The infrastructure projects will largely be completed. We're highly focused on improving top line performance, and importantly we are taking a disciplined approach on inventory investments.

Controlling expense is another critical ongoing initiative. We are addressing all operating costs through a comprehensive cost reduction initiative which should enable us to leverage at a minimum of a flat comp for this year.

Based on our current view that the second quarter will remain challenging, our earnings expectation is $0.28 to $0.30 compared to $0.37 last year.

Thanks, and now I will turn the call back to Jim.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thanks, Joan.

I think it is important that I emphasize the following. In the first quarter, we faced stiff challenges and we took strong decisive actions in response. First and foremost, we are moving quickly to bolster the top line, with a greater emphasis on value and strengthening our overall girls business. To improve profitability, we are reducing inventories and expenses, and we are taking a prudent, measured approach to the growth of Martin and Osa and 77kids. We are committed to our growth of aerie, where we see a strong brand potential and a meaningful market opportunity. In summary, I remain confident in our long-term growth plans.

Now we will take your questions.

Operator

Thank you. We will now be conducting a question and answer session.

(OPERATOR INSTRUCTIONS)

Our first question comes from Janet Kloppenburg with JJK Research. Please state your question.

Janet Kloppenburg - JJK Research - Analyst

Good morning, everyone.

Judy Meehan - American Eagle Outfitters Inc - VP of Investor Relations

Good morning, Janet.

Janet Kloppenburg - JJK Research - Analyst

I wondered if Susan could talk about the new fits in the denim line on the girls' side, and Susan if there has been any testing of this product and how optimistic you are for it? And Jim, if you could talk a little bit more about Martin and Osa, its loss level in the quarter, and if you expect that loss level -- I know you expect to be break-even in the fourth, but if you expect the loss level to mitigate as the year goes along or if you feel that we will have to wait until the fourth quarter for things to get better on the earnings front for that business? Thank you.

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

Okay. Janet, I will address the denim. First of all, we do see some fashion changes in denim that we are very encouraged by, and they are changes in five-pocket, around rise and leg opening, as well as newness in wash and fashion details in the denim. We are very disciplined and strategic on our approach with denim, and the majority of the back-to-school assortment has been tested with both our girls and guys, and met with very nice success, and I'm encouraged to get that new assortment and denim collection on the floor.

Janet Kloppenburg - JJK Research - Analyst

Okay, and that will be in June, we will start to see it come in?

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

Janet, we had a few styles -- two in women's -- or four in women's and two in men's hit last week, and the balance of the collection will hit with our back-to-school floor set at the beginning of July.

Janet Kloppenburg - JJK Research - Analyst

And pricing, will some of this value pricing work into this assortment as well, Susan?

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

That's a good question, actually. We feel our value pricing absolutely resonates in denim. As you know, we have very much protected our opening price point of $29.50, and at each tier above $29.50 we believe that the value we offer in fit and wash is the best denim value out there in the landscape, and that will continue.

Janet Kloppenburg - JJK Research - Analyst

Okay, great. Good luck, Susan.

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

Thank you, Janet.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

As it relates to Martin and Osa, Janet, we don't comment on EPS by the quarter by brand but, I can tell you we have definite measurement criteria established for each month from now to the end of the year that has to be met by Martin and Osa. Primarily, it centers around sales per square foot, and as I mentioned in the presentation we do expect in the fourth quarter to break even on a four wall profit production. So right now, do we have to wait until the end of the year? Probably. Do we expect to lose less than last year? Hopefully.

Janet Kloppenburg - JJK Research - Analyst

Do you see progress on the top line there? Do you see productivity improving in the stores, Jim?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Yes, we see conversion is up about 5 points from last year, although off an unacceptable base, but it is still a dramatic improvement. And also we see traffic increasing in the stores, and receptiveness in women's overall product has really been quite good. Men's has been a bit of a disappointment, although Susan and Laura Dubin Wander have made great progress in getting men's and women's aligned, and we are starting to see some balance in the business. I expect that fall and holiday, we should see a tremendous balance between women's and men's, with women's being about 65% of the business and women's being about 35% of the business. I'm very encouraged. I think Susan and Laura and that team, under pretty adverse circumstances, some pressure points, have responded very nicely.

Janet Kloppenburg - JJK Research - Analyst

Great. Lots of luck.

Judy Meehan - American Eagle Outfitters Inc - VP of Investor Relations

Thank you.

Operator

Our next question comes from Lauren Levitan with Cowen and Company. Please state your question.

Lauren Levitan - Cowen and Company - Analyst

Thanks. Susan, if you could give us some more comments about how pricing strategies relate to your heightened focus on value? How should we think about any changes in price points versus promotions? And then, is there a role for communicating value through the all access pass? Then I had a question to Joan relating to the remaining $354 million in auction rate securities. Can you give us a sense of the composition of that, and your expectations for what may occur with that remaining balance? Thank you.

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

Okay. Lauren, we are very comfortable with our pricing strategy in terms of how we address value at opening price point and then at each tier above. The big thing that changed when we go out to our customer, and particularly focusing on our 20-year-old girl, is what she expects from value has a lot more fashion expectations around it as well. We are very nimble and we will be adjusting to that. So the prices - the way that we approach pricing, we are very comfortable with and we have seen success, but we are changing and being flexible about what types of items are being offered at some of these value prices.

As it relates to value through the all access pass, the one thing I want to say is all access continued to perform very nicely. It is a big percentage of our business. It is absolutely on plan in terms of our expectations of who qualifies and what type of response rate we get. So that program is right on target.

Lauren Levitan - Cowen and Company - Analyst

Changes to the value orientation, will we see those fully in place for back-to-school?

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

Yes.

Lauren Levitan - Cowen and Company - Analyst

Thank you.

Joan Hilson - AE Brand - EVP and CFO

With respect to the auction rate securities, just under 60% relate to student loans and about 30% are in the municipal bonds, and the balance is in DRDs or the dividend received auction rate preferred securities, and we have just about $20 million that has being called and it is sitting in our short-term investments, and the balance is - we are waiting for that to basically loosen up as we head into the back-to-school college environment. So we are optimistic about that, but we are in a holding pattern.

Lauren Levitan - Cowen and Company - Analyst

Any implications for your thoughts on share repurchase relative to those illiquid securities? Does that have any implications for how much true cash you want to keep on the balance sheet?

Joan Hilson - AE Brand - EVP and CFO

Well, certainly it limits the flexibility that we have to be as aggressive as we have been in the past, Lauren.

Lauren Levitan - Cowen and Company - Analyst

Thanks very much and good luck.

Operator

Our next question comes from Adrienne Tennant with FBR. Please state your question.

Adrienne Tennant - Friedman, Billings, Ramsey & Co - Analyst

Good morning.

Judy Meehan - American Eagle Outfitters Inc - VP of Investor Relations

Good morning.

Adrienne Tennant - Friedman, Billings, Ramsey & Co - Analyst

My first question is, can you give - with only a few days left in the month, can you give any comment on the May month-to-date trends? Secondly, can you talk about the sales productivity at the new aerie stores? I know that they were at $450. Where are those trending now, the newer ones, as well as Martin and Osa? Thanks.

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

In terms of May, Adrienne, that's not something we can comment on at this time but our sales release will be coming out, as you know. In terms of the sales productivity for the aerie stores, the existing stores that we have are comping nicely. We started off on a run rate that is annualizing nicely for the 2006 to 2007 class of stores, and from an annualization perspective we are a little lower from that $450 per square foot, but what we are encouraged by is the assortments that we are seeing in the third and fourth quarter, which is very critical to the annualized run rates. So we have been very busy building the dorm assortment, very pleased with bras and panties, so are optimistic about where that can land for the third and fourth quarter.

Adrienne Tennant - Friedman, Billings, Ramsey & Co - Analyst

How does the seasonally at aerie, how does it differ from the core business?

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

We see the seasonality occurring in back-to-school, as you can imagine, in the bras and undies business, and then as you move into the fourth quarter, you see those businesses continue, and you see a lift in gift giving, which tends to be geared toward some of the dormwear categories.

Adrienne Tennant - Friedman, Billings, Ramsey & Co - Analyst

And then Martin and Osa, the sales productivity comments there?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

I'll take that on. Right now we have established a minimum run rate for this year of $350, which we hope to achieve at $375 a square foot run rate for Martin and Osa. Currently, we are on track to meet somewhere in the middle between the low and the high. So we are encouraged. Right now it's a month-by-month build as we get to fall and we get to holiday.

Adrienne Tennant - Friedman, Billings, Ramsey & Co - Analyst

Susan, what are the biggest changes that you have made at Martin and Osa that you have seen impact the improvement here?

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

There are a couple of things. First of all, as it relates to really meeting the lifestyle needs of the 34-year-old customer, the biggest change is that while I think we all believe in the original positioning of the brands, it was very - the focus and the ability to outfit yourself was too narrow. It was really heavy on the active side. We used to say we would have the best-dressed women going to their kids' soccer games, but it didn't allow them to go later into the day it and be able to dress up and dress down outfits. So that positioning on the men's and the women's side is a much more well-rounded, versatile assortment. That's number one.

The second thing is accessibility at key price points. Even though Martin and Osa is positioned at a higher unit retail as American Eagle, it is still very important that there is accessibility in the knit categories, in the sweater categories, in order to build key item growth within that business. I think on the fall and through the holiday collections, I really believe that some of the opening price points will surprise and delight this aspirational 34-year-old customer, and then we certainly build luxury in at the higher price points as well. So those are the two biggest changes to the Martin and Osa collection.

Adrienne Tennant - Friedman, Billings, Ramsey & Co - Analyst

Thank you very much. Good luck.

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

Thank you.

Operator

Our next question comes from Stephanie Wissink with Piper Jaffray. Please state your question.

Stephanie Wissink - Piper Jaffray - Analyst

Thank you. Jim and Susan, can you just walk us through the decision you're making around inventory balances? Are the reductions in line with your sales outlooks or are you in a position to chase into comp sales into the back-to-school season?

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

All right, Stephanie, we are certainly on a bit of a diet, I think, as Joan stated in her comments. We are being very prudent and tight in terms of our inventory investments. This company has always remained very flexible, though. We will be continuing to have key trigger dates for the business so we can invest -- Joan and I work very closely with the teams on our destination categories and some of our key item categories, and we have key trigger dates built in so that as we see either the business open up or certain categories open up, we want to remain flexible to invest in those business in a very smart way.

Stephanie Wissink - Piper Jaffray - Analyst

Okay, my second one. Joan, could you just walk us through some of the cost reductions that are lowering your leverage ratio? I think it primarily or - previously was a mid-single digit comp; now it's closer to flat. Is that what -

Joan Hilson - AE Brand - EVP and CFO

Yes, it is at a minimum of flat now, Stephanie, and what we have really been encouraged by, how the team has rallied around this, one is there is non-merchandise procurement-type items like packaging, and some of our procurement contracts we have in place. We have been able to work with each functional area of our business and affect renegotiations, and just have smarter ways of doing business in terms of those types of outside purchases.

Secondly, we are very focused on the efficiency of our operations in the stores, and the store operations team has done a terrific job in working with our visual teams to find more efficient ways of setting floor sets, as an example. And we are looking throughout our expense lines and really understanding is this something we truly need to do or is this something, as Jim likes to say, is nice to have? And in this environment we are very focused on being prudent on our spending and really driving profit through to the bottom line.

Stephanie Wissink - Piper Jaffray - Analyst

Just a follow-up to that, Joan, I think you mentioned in your prepared remarks that advertising was one of the cost reductions in the quarter. Is that something that we are going to see going forward, advertising being cut back to spare some of that expense?

Joan Hilson - AE Brand - EVP and CFO

What I'd tell you is that our advertising return is very much a focus but it is very much consistent with last year on a rate basis, and we are -- we are very focused on spending advertising dollars in the right way to drive our traffic, as well as to continue with brand investment.

Stephanie Wissink - Piper Jaffray - Analyst

Okay, thanks. My last one, Jim, if you could just expand a bit on your view of the fleet size for the core American Eagle brand? I think you indicated 100 more stores or so. Are those evergreen markets or new emerging markets for you? If you could expand a bit on that, thanks.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Sure. Primarily they would be in lifestyle centers. So there are very few shopping malls, traditional shopping malls that we are not in. So I expect them to be in lifestyle centers and also there will be a few that will be in outlet centers, although we do not run an outlet business, but we do have stores in some of the off-price centers, and it has been a very productive initiative, as well as it does not affect any stores within proximity. So that's primarily where they will come from.

Stephanie Wissink - Piper Jaffray - Analyst

Thanks. Good luck.

Judy Meehan - American Eagle Outfitters Inc - VP of Investor Relations

Thank you.

Operator

Our next question comes from Paul Lejuez with Credit Suisse. Please state your question.

Tracy Kogan - Credit Suisse - Analyst

Thanks. It is Tracy Kogan filling in for Paul. Two questions. The first, I was wondering if you could tell us what your second quarter EPS guidance - what comp your second quarter EPS guidance is based on? And then secondly, if you could talk more about some of your systems initiatives and when we should be able to see some of the benefits from those? Thanks.

Joan Hilson - AE Brand - EVP and CFO

The comps from the second quarter, we truly don't give comp guidance but what I will share Tracy is that we are assuming similar business trends will be experienced in the second quarter as we saw in the first. So from a category perspective and so on, as Susan spoke about, we expect similar trends. However, I would like to reemphasize that our initial inventory buys are more conservative heading into the second quarter, as well as we have been able to implement a piece of our cost reduction program, which is what is also considered in our guidance for the quarter.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

As it relates to systems, the biggest initiative we have going currently is our new point-of-sale system that should be fully implemented in the United States and hopefully most of Canada by holiday of this year. Through this new point-of-sale system we expect that we will be able to process at cash and wrap in a much more efficient way, so increasing our productivity and shortening the length of the lines. We also will be able to have a direct online visibility to our direct business to assist our customers in a more expeditious way to make a sale via our AE direct. So these are two of the biggest wins we will have out there. Point-of-sale has many other facets but this is not the forum to go into it. We also have in place our size profiling, as well as our markdown optimization programs that are in place and are producing positive results as it relates to those two initiatives.

Tracy Kogan - Credit Suisse - Analyst

Thank you.

Operator

Our next question comes from John Morris with Wachovia. Please state your question.

John Morris - Wachovia - Analyst

Thanks. Joan, just to clarify on the follow-up on that on the comp trend, I guess what we heard you say was Q1 comp trends, we would assume those to continue into Q2, and then you were just pointing out that the initial inventory buys were more conservative; is that correct? Am I understanding you correctly?

Joan Hilson - AE Brand - EVP and CFO

Yes, John, the inventory - initial buys in the inventory were more conservative heading into the second quarter than they were heading into the first quarter. We are recognizing the environments that we are in. My comment on comp trend was that we are seeing - we believe that the guidance that we have includes similar trends that we saw in the first quarter, recognizing the commentary that Susan gave in terms of denim in style setting for the large part with the back-to-school floor set.

John Morris - Wachovia - Analyst

Okay. Great. Thanks. Susan, obviously we have had some discussion about the inventory planning into Q2 the balance of the summer season. For fall, I know it is a little premature, but would we be looking at the same kind of tight inventory planning into the back half of the year as well? What is your kind of initial philosophical take on inventory planning for the back half, as you look out?

Joan Hilson - AE Brand - EVP and CFO

John, I will take that. It is Joan. As I mentioned, we are maintaining a conservative position heading into the third and fourth quarters as we have headed into the second quarter, and until we see the business turn we will - on the environment change, we will continue with that approach. But also bear in mind that we have upside and trigger opportunities should we see a turn upward, and we can go after some additional business as well, but we feel at this time it is prudent to remain conservative with our initial inventory buys.

John Morris - Wachovia - Analyst

And lastly on 77kids, which I guess we haven't talked about, what are you most excited about there? You know, if at all, how has your thought process evolved here over the course of the last quarter in planning that division?

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

John, I think first of all this is a demographic and a business opportunity that we are really looking forward to getting into. In terms of how our view has changed or evolved, I would just tell you we continue to be students of that demographic. The biggest difference is that when we are focused on that demographic, it is the mom and the kids. So in addition to developing product, we are developing our relationship with those two customer bases, in terms of learning what they care about, how they view things. We have been taking some of our product directly to those groups of moms, toddlers and graders, as we call them, and then we are working on developing product that absolutely leverages the lifestyle off of kind of the lifestyle of what the American Eagle brand brings, you know, but positioned differently for the 2 to 10-year-olds. So anyway, we just signed off on the holiday line. We are working on spring and we are very pleased with how things are looking.

John Morris - Wachovia - Analyst

Thanks very much.

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

Okay.

Operator

Our next question comes from Lorraine Maikis with Merrill Lynch. Please state your question.

Lorraine Maikis - Merrill Lynch - Analyst

Thank you, good morning. Just a follow-up on the 77kids business, can you update us on any new thoughts you have on the timing of brick and mortar stores, and also how we should think about the cost ramp going into your October online launch?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

The brick and mortar is planned for 2010. More than likely it will be -- that will be within the back-to-school timeframe. It is all tentative right now, things could change. We could accelerate it to earlier 2010, but right now it is planned for the latter part of 2010, and we will stay with our direct business all the way through that timeframe, and gain as much knowledge and insight into our consumer as well as into our product and our marketing. There is much to be learned about the kids business that we are experiencing today, and it has been very gratifying that we have the ability through the web to be able to connect with our customers without making heavy investments in stores.

Lorraine Maikis - Merrill Lynch - Analyst

And then should we expect the cost from 77kids to offset some of the savings that have already been implemented for 2008?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

No, the 77kids is very nominal. You won't see the effect at all.

Lorraine Maikis - Merrill Lynch - Analyst

Thank you.

Operator

Our next question comes from Kimberly Greenberger with Citigroup. Please state your question.

Kimberly Greenberger - Citigroup - Analyst

Great, thanks. Susan, I was hoping you could talk about denim for a second. I'm not sure I understand in the first quarter what was different about the, I guess, annual clearance of this prior denim style that caused so much pressure on your gross margin this year that was not seen in prior years. And then secondarily, could you talk about the comp trends in the American Eagle stores that are located in malls where you have had over the past year or two an aerie store open, and do they differ from the chain average? Thanks.

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

Okay. Let me address, Kimberly, the denim first. First of all, we have gone through and we cycle - you know, in the cadence in the way that we run our denim business, we cycle into a very large amount of newness for the back-to-school timeframe. As you remember, last year for back-to-school we had 100% newness. So running things this way and driving into this much newness is something that we have done in the past. What changed for his year, and I think that's what you're asking, is that we had some denim - fashion cycle changes that really had a significant impact on the business.

Let me talk about those for a minute. We had Capri and pedal styles that were seasonal denim businesses that are downtrending in denim and non-denim categories alike. So that had an impact on the Q1 and Q2 business. In addition to the fact that there are changes in five-pocket jeans and details, and I just believe that the relevancy of the product that we carried over from fourth quarter into first quarter was not as productive as we have had in the past. So as we talked about, we spent a major amount of markdowns, we don't sit on problems in this company, and we protect this category. We are very pleased - while I don't like at all what happened in the first quarter, because we want to own the denim business 12 months a year, we got through our issues, we're on our inventory plan and we're poised and ready for the back-to-school denim selling season. The second part of your question, you asked about comp in the AE stores where we have an aerie. The AE comp performance when we open an aerie stand-alone has been at or above our overall business comp performance. So we are very pleased with that number.

Kimberly Greenberger - Citigroup - Analyst

Thanks, Susan.

Operator

Our next question comes from Jeff Black with Lehman Brothers. Please state your question.

Jeff Black - Lehman Brothers - Analyst

Thanks. Just a couple of clarifications. Joan, could you give us a sense of how to look at rent and what you talked about on the IMU side going forward, about how much of this gross margin when you break it down was due to denim, and how much was due to the other two things that you called out? Then on the SG&A side, I'm assuming a healthy portion of that was lower incentive comp this quarter. How much does that play into your overall guidance for flat comps or leverage for flat comps for the year? Are we going to see lower incentive comps through the balance of the year, is what I'm asking? And then if - Susan, can you talk just about if you guys are keeping Martin and Osa, you are ramping up kids, how comfortable are you with the whole design team infrastructure right now? Where are you concentrating your time, and do you have enough time to do all these things? Any help on that would be appreciated. Thanks.

Joan Hilson - AE Brand - EVP and CFO

Okay, Jeff, I'll start. In terms of rent, rent deleveraged 140 basis points, and a significant portion of that is the number of new stores that we opened in the first quarter versus -- compared to last year, and then a bit of it is the fact that we had a negative comp and we need closer to a mid-single digit to leverage rent. So I think that addresses your rent question. With respect to the incentive compensation, clearly we will have lower incentive comp given the general performance at this time, and our incentive program is based on performance targets and as those performance targets are achieved, we will begin to accrue incentive compensation.

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

Jeff, to answer the question you sent my way, first of all as it relates to my time, given the volume of the business in the AE brand, rest assured it is my number one priority and where an inordinate amount of my time is directed. I am really comfortable with the time allocated with the balance of the brands, and we have very strong leadership in both merchandising and design in each of our brands. So I have great partners in the business, you know, that very much walk in and know what their jobs are that they need to do each day.

To add onto that, you asked about how comfortable I am with design infrastructure as it relates to Martin and Osa. We have made some changes in Martin and Osa design that I think are very positive. First of all, we have a veteran that has been there since the inception of the Martin and Osa brand on the men's side, and he does a terrific job, and then on the women's side we brought in some new talent from the outside who - her first collection, you will see part of the benefits of her talents in the fall collection and fully into the holiday collection, and I just really think that design team at Martin and Osa is coming into their own. They have great teams underneath those two leaders I just mentioned, and I am very comfortable.

Joan Hilson - AE Brand - EVP and CFO

Jeff, with respect to the IMU, it was a modest increase in the IMU in the first quarter and we basically would not expect or are not anticipating that in our guidance for the second.

Jeff Black - Lehman Brothers - Analyst

Great. Thanks for the clarity. Good luck.

Judy Meehan - American Eagle Outfitters Inc - VP of Investor Relations

Thank you.

Operator

Our next question comes from Dana Telsey with Telsey Advisory Group. Please state your question.

Dana Telsey - Telsey Advisory Group - Analyst

Good morning, everyone. Can you talk a little bit more about the research and the findings that you completed, exactly what you are learning? And how - as you look forward and you think about the holiday season, how are you planning holiday different from back-to-school? And just lastly, some of the new product lines you have launched at aerie, any updates on those and what the next initiatives are? Thank you.

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

I have two of the three. If I miss one, you will remind us. First of all, Dana, as it relates to research, what we have focused on primarily is the girl, because with some of the macro external and internal challenges around the women's business, we have really focused on the AE Brand's girls demographic. And really I think what has changed -- first of all, we are a lifestyle brand that is going to remain casual. That hasn't changed. What has changed is what that means to that girl. With some of the fashion cycle changes and how she spends her time, it is very important to her to have versatile product that she can dress up or dress down. You can say - stay in tonight, for us it's dressing up, dress down, there is versatility in terms of the way that fashion and outfitting is being put together. We absolutely are a brand that will deliver that to her in a way that is inspiring and compelling to her, with key item impact underneath. So those are some of the changes that we see.

There also is an intense -- I think the macro environment is putting an intense amount of pressure on value, and they see us as a value brand, and that's the good news. We just have to make sure that we are delivering that in a way from a key item and a fashion standpoint that satisfies their needs, and that is what you are seeing in what we are folding into the back-to-school and fall collections, go forward.

As it relates to the aerie product, we are very pleased with the aerie business overall, particularly the fact that the market share businesses of undies and bras, the amount of progress that we have made over the past 12 to 18 months is quite honestly at or above our expectations in those key categories. There have - we are continually investing in how that assortment will expand within those categories into external categories. Joan talked about the dormwear business. Quite honestly, the boxer business has been downtrending not only for us but for some other people. So what we're doing is repositioning some things in dormwear in the back half of the year that we think will really capitalize and round out some categories within the dormwear side, and sort of the wear inside/wear outside-type of product that aerie really - is a part of what that business is about. So anyway, you will continue to see us round out that lifestyle, invest and try new categories as we move forward into this year and into 2009.

Dana Telsey - Telsey Advisory Group - Analyst

And just planning holiday compared to back-to-school?

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

Could you clarify your question there, Dana?

Dana Telsey - Telsey Advisory Group - Analyst

As you think about back-to-school and how you planned it with the newness and all, and you think about you planned holiday last year, how is the planning at all different in terms of newness, in terms of product assortment, marketing? How are you thinking about holiday '08?

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

For the AE Brand and aerie, are you talking about those, Dana?

Dana Telsey - Telsey Advisory Group - Analyst

Both of them.

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

Okay. First of all, each of our quarters has - if you look, Q4 to Q3 is over 80% newness. So we will continue to invest in the same amount of newness and freshness to the floors that we have in years past. As it relates to key categories that we will be going after, we believe in -- for both of our brands AE and aerie, in giftability, market share in the sweater and tops categories, and you will see us aggressively own denim into the fourth quarter in the AE Brand for guys and girls. And the marketing changes I would just tell you are more acutely honed in, and we are investing to support our product messages like we have never been before. And if there's a nuance there and a change, that's what it would be from a marketing front.

Dana Telsey - Telsey Advisory Group - Analyst

Thank you.

Operator

Our next question comes from Michelle Tan with Goldman Sachs. Please state your question.

Michelle Tan - Goldman Sachs - Analyst

Thanks. I was wondering if you could give us any indication of whether you're seeing any newness in the silhouettes for the tops business as well? I know you talked about the fashion cycle change in denim; I was wondering if there is anything kind of fresh coming along in women's tops as well, and then also how things are trending in the accessories business?

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

Okay. A couple of things, Michelle. First of all, as it relates to newness in the tops, for competitive reasons I won't go into a great amount of detail, but certainly some of the volume in the tops, whether it is baby doll looks or volume of fabric that was occurring in the tops for the last year or so, that wasn't great for AE and it wasn't great for the women's business in the macro environment, quite honestly, and we have seen that really slimmed down and go in a different direction. So stay tuned and you will see how we interpret that for our customer, and we are pleased and we think that is very good for the AE brand and our lifestyle in terms of the way the fashion is evolving. What was the other part of your question, Michelle?

Michelle Tan - Goldman Sachs - Analyst

How the accessories category is doing overall. I know that was struggling for a little while, and are there any changes you seeing - starting to see there?

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

Yes. We continue to see accessories struggle for us, quite honestly. I'm not pleased with that business and where it stands right now. What we are doing, though, is we are strategically phasing in key accessories categories, and you will see some of those new ideas phase in in third quarter, fourth quarter and into '09. And how we have made the decision on how we are phasing in some of those improvements is based on some categories that are trending out there in the external environment. There are some seasonality issues that play in to how we're phasing in some of the improvements in newness in accessories, and as well as when we think the product is ready and right to deliver in an impactful way to our customer.

Michelle Tan - Goldman Sachs - Analyst

Okay, great. And then one last quick question. The inventory position in units, does it look similar to where you are in dollars or is there any kind of difference to call out there?

Joan Hilson - AE Brand - EVP and CFO

It is consistent, Michelle.

Michelle Tan - Goldman Sachs - Analyst

Great. Thank you very much.

Operator

Our next question comes from Todd Slater with Lazard Capital Markets. Please state your question.

Todd Slater - Lazard Capital Markets - Analyst

I want to get a clarification on IMU. Was it up or down in the quarter? And going forward, maybe could you just talk about the direction in IMU, given the gas charges you mentioned, and the higher kind of sourcing and the like? And then second, I'm less interested in having you divulge specific proprietary fashion choices. I'm just curious, for a bigger picture, Susan, how you think the train got off the fashion tracks and how the product became a little bit predictable? It used to be much more leading edge. Whether it was distraction due to the initiatives that you have or the usual conflict between size, commercial, fashion, ubiquity, and what your focus group work is telling you and how you get back on track? Outside of the denim issue that you talked about, on the rest of the product?

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

I understand, Todd.

Joan Hilson - AE Brand - EVP and CFO

The IMU was up in the first quarter in a modest way, and then for the second quarter we are not expecting that.

Todd Slater - Lazard Capital Markets - Analyst

You are expecting it to be down?

Joan Hilson - AE Brand - EVP and CFO

We are not expecting an increase at this time in our forecast.

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

Todd, as it relates to our interpretation for the AE Brand of fashion, you know now and as we go forward, a couple of things. First of all, we are seeing and our customers are seeing improvement in some of the changes that we have made in the women's tops area. The women's tops area is comping positively, and we continue to make improvements, and I think we will see improvements as we move through the back half of this year as well. However, I do believe that from a fashion standpoint that predictability that - you know, you never like to hear in a fashion business, I think is that our girl particularly loves us for her fashion essentials. She thinks we are great for our hoodies and some of the key destination categories we have invested. I think what we would be guilty of is maybe taking a little too narrow of a view of how versatile our fashion needed to go to service our customer, and that is where I believe our merchandising and design teams are excited to embrace versatility and being a little more open-minded about how to address day-to-night product, and again we will not be a club brand. We will not be a nighttime brand. This is about versatility and fashion that can be dressed up or dressed down in our girls' eyes. We are very in touch with her right now, and have great things in place as we move into the third and fourth quarters of this year.

Todd Slater - Lazard Capital Markets - Analyst

Is there something structurally you are doing to allow the merchants to be more creative and assertive in leading?

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

One thing we are doing is we have a new trend process that we are putting in place. Myself, Henry Stafford, the head of AE Brand in merchandising and LeAnn Nealz, our head of design, we are working through trend a little bit differently, identifying things earlier and then periodically through the process, and really pulling merchandising and design and getting agreements with the two groups a little differently than we have in the past, which feels very good to us right now, in how it is leading the teams and fashion into the collection.

Todd Slater - Lazard Capital Markets - Analyst

Your initiatives on the focus groups, the 360-degree focus groups you are doing?

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

We are very pleased with that. Our continuous conversation with our customer is very important to us. I just think we are being a little bit more open-minded about how far AE can go in versatility.

Todd Slater - Lazard Capital Markets - Analyst

Okay. Best of luck.

Judy Meehan - American Eagle Outfitters Inc - VP of Investor Relations

I have about 5 to 10:00 here. So we will have time for one more call.

Operator

Thank you. Our final question comes from Richard Jaffe with Stifel Nicolaus. Please state your question.

Richard Jaffe - Stifel Nicolaus - Analyst

Thanks very much. Just a couple of quick questions about the e-commerce business and the marketing efforts, how they might be better synced both to drive e-commerce and the e-commerce to drive marketing? And then if you can be more specific on the marketing initiatives, you have talked about getting more bang for your buck and having more impact, particularly in the denim categories. If you could talk more specifically about some of the initiatives, the channels, and what we should look for in the second half in terms of ad spend?

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

Okay. All right, a couple of things, Richard. First of all, on how e-commerce marketing and stores support each other, that multichannel customer continues to be an absolute win for us. If you look at the customer that - as we market through e-commerce to our stores and from our stores to e-commerce, that continues to be a growing initiative, a very productive initiative, and absolutely the best AE customer that we have got. The other thing I would like to note is that we continually will progress in capitalizing on the pre-shopping behaviors of both our kid and the mom. As it relates to they go online, we find that they are printing things off the website, bringing them into the store, whether it is for gifting or just every day shopping, that pre-shopping behavior continues to be something we are honing in on our customers with. So we are very pleased how that whole dynamic continues to progress and be productive.

As it relates to the bang for our buck in marketing, there are really two things happening. First of all, I think it is very important that our marketing is distinctive. And what do I mean by that? When you come up on to the lease line of the American Eagle store, it is very important that our photography, what we do with our windows, and when you enter the front of our store, that it feels different than the other brands in the mall, and so you will see us doing some things, whether it is additional outfitting in the back-to-school time period, some different photography styles, and things we want to push our way with any AE heritage away from the crowd a bit, and be more distinctive. So stay tuned for that. And then the investment of our marketing funds, as Joan said, we will continue to invest in brand recognition and brand equity, but we want those to be initiatives that are productive and give us a return on the business.

Richard Jaffe - Stifel Nicolaus - Analyst

So dollars spent should be kept in line with sales? That is to say, the rate won't change year-over-year?

Susan McGalla - American Eagle Outfitters Inc - President and Chief Merchandising Officer

As Joan said, we will keep the rate at or slightly below a year ago.

Richard Jaffe - Stifel Nicolaus - Analyst

Thank you.

Judy Meehan - American Eagle Outfitters Inc - VP of Investor Relations

Okay. Thank you. We thank you all for participating today. Look for our next announcement, May sales, which will come out next Thursday, June 5th. Thanks and have a great day.

Operator

Thank you. Ladies and gentlemen, this concludes today's teleconference. You may disconnect your lines at this time. Thank you all for your participation.